TRACTOR SUPPLY COMPANY PROVIDES
SECOND QUARTER 2010 BUSINESS UPDATE
~ Net Sales Increased by 12.6% and Same-Store Sales Increased by 6.1% ~
~ Increases Full Year 2010 Net Sales and EPS Guidance ~

Brentwood, Tennessee, July 7, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the second quarter ended June 26, 2010.

The Company’s net sales for the second quarter 2010 increased 12.6% to $1.07 billion from $946.5 million in the second quarter of 2009.  Same-store sales increased 6.1% compared with a same-store sales decrease of 2.7% in the second quarter of 2009.  The Company anticipates that net income for the second quarter will be approximately $75.6 million to $76.7 million, or $2.03 to $2.05 per diluted share, compared to $54.8 million, or $1.50 per diluted share, in the prior year’s second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted with our second quarter performance. Consumable, usable and edible categories, such as pet food and animal feed, continued to be solid sales drivers and contributed to our 6.9% comp transaction count increase. We had expected favorable moisture levels and were able to take advantage of this with strategic inventory allocation and effective markdown management. As a result, we achieved strong same-store sales, higher gross margin, expense leverage and better-than-expected earnings.”

The Company will release its full second quarter 2010 results after the market close on Wednesday, July 21, 2010.

Company Outlook
The Company raised its expectation for fiscal 2010 net sales of $3.49 billion to $3.53 billion compared to its previous expectation of $3.44 billion to $3.50 billion. Same-store sales for the year are now expected to increase by 2.5% to 3.5%, up from the Company’s prior guidance of 1% to 3%. The Company now anticipates annual net income to range from $4.00 to $4.10 per diluted share compared to its previous guidance of $3.48 to $3.60 per diluted share.

Mr. Wright concluded, “In the first half of the year, we continued to serve our customers’ rural lifestyle needs successfully and manage the business proactively. Although we remain cautious about economic conditions, we expect that the momentum from our sales and margin initiatives will continue to benefit us. Based on our second quarter performance and added visibility into the second half, we are raising our full year 2010 sales and earnings per share expectations substantially.”

About Tractor Supply Company
At June 26, 2010, Tractor Supply Company operated 967 stores in 44 states.  The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding anticipated or estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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